Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors Penske Automotive Group Inc:
We consent to the incorporation by reference in the registration statements No. 333-105311, 333-14971, 333-26219, 333-50816, and 333-61835 on Form S-8 of Penske Automotive Group, Inc. of our report dated March 10, 2009, with respect to the consolidated balance sheets of UAG UK Holdings Limited as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholder’s equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, which report appears in the Annual Report on Form 10-K of Penske Automotive Group, Inc. for the year ended December 31, 2008 (“in the Form 10-K”). None of either the aforementioned financial statements or the related financial statement schedule are presented separately in the Form 10-K.
/s/ KPMG Audit Plc
Birmingham, United Kingdom
March 10, 2009